Exhibit 99.1

MDC Partners Inc.
Agencies by Segment

Strategic Marketing Services	Customer Relationship Management	Specialized Communication Services
Allard Johnson	Accent	Accumark Communications	Ito Partners
ACLC		Banjo	Margeotes Fertitta Powell
Colle + McVoy		Bratskeir	Northstar Research Partners
Crispin Porter + Bogusky		Bruce Mau Design	Onbrand
Fletcher Martin		Bryan Mills Group	Source Marketing
HL Group		Chinnici Direct	TargetCom
Mono Advertising		Computer Composition	Veritas
kirshenbaum bond + partners		Hello Design	We Are Gigantic
Redscout		henderson bas	Yamamoto Moss Mackenzie
VitroRobertson		IHC
Zig
Zyman Group